Exhibit 99.1

Marvell Completes Delayed SEC Filings

Interim CFO Resigns after Guiding Company through Complex Process

For Further Information Contact:

Peter B. Hillan	Diane Vanasse
Investor Relations for Marvell	Marvell Media Relation
831-252-1512	408-242-0027
pete.hillan@fleishman.com	dvanasse@marvell.com

Santa Clara, Ca. (July 10, 2007) — With yesterday’s filing of its delayed Quarterly Report on Form 10-Q for the quarter ended April 28, 2007, Marvell (NASDAQ: MRVL), the leader in storage, communications, and consumer silicon solutions, completed the process of filing its delayed reports with the SEC. The company is now current with its filings, which also are required by the NASDAQ Stock Market for continued listing of Marvell’s shares.

The company announced the resignation of interim Chief Financial Officer Michael Tate, upon the completion of the lengthy and complex task of completing the delayed filings. Mr. Tate, who also served as Vice President, Corporate Controller, and Treasurer, had agreed earlier this year to remain with the company as its interim CFO to see it through a difficult period. He had spent more than six years as an executive with the company since joining as part of Marvell’s acquisition of Galileo Technology Ltd. in January 2001. His resignation is effective July 13th.

“We appreciate Mike’s hard work during this very difficult time,” said Dr. Sehat Sutardja, Marvell’s CEO. “He enabled us to complete the filing of our delayed reports, to the benefit of shareholders, customers and employees alike. We wish him the best in his next endeavor.”

The company is continuing to conduct an aggressive search for a permanent CFO to replace Mr. Tate.

About Marvell

Marvell (NASDAQ: MRVL) is the leader in development of storage, communications, and consumer silicon solutions. The company’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure including enterprise, metro, home and storage networking. As used in this release, the terms “company” and “Marvell” refer to Marvell Technology Group Ltd.

and its subsidiaries, including Marvell Semiconductor Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), Marvell Software Solutions Israel Ltd., and Marvell Semiconductor Germany GmbH. MSI is headquartered in Santa Clara, California and designs, develops and markets products on behalf of MIL and MAPL. MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that are subject to risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements. Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements. These statements are not guarantees of results and are subject to risks and uncertainties. Some risks and uncertainties that may adversely impact the statements in this release include, but are not limited to, the outcome of the company’s search for a permanent CFO. For other factors that could cause Marvell’s results to vary from expectations, please see the risks and other factors described in Marvell’s Quarterly Reports on Form 10-Q , Annual Report on Form 10-K and Current Reports on Form 8-K as filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise or update publicly any forward-looking statements.

Marvell® is a registered trademark of Marvell or its affiliates.